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                                Legal Department
                         Established 1883 - Member FDIC

                       P. O. Box 95054, New Orleans 70195
              228 St. Charles Avenue, Suite 622, New Orleans 70130
                       (504) 552-4770 Fax: (504) 586-3478
Aniko M. Kiraly
Vice President
Associate Counsel

                                January 26, 1998



SENT VIA EDGAR
Securities and Exchange Commission
450 5th Street, NW
Washington, D.C. 20549

         Re:      Whitney Holding Corporation
                  Amended Retirement Plan Prospectus
                  Registration No. 33-56277

Gentlemen:

         Attached for filing is an amended Prospectus for the Whitney National Bank Retirement Plan filed pursuant to Rule 424(b)(3).

         Please call me upon receipt of this filing if you have any questions or need additional information.

                                Very truly yours,



                                 Aniko M. Kiraly

tzl/26574.04A
Enclosures


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                                                Filed pursuant to Rule 424(b)(3)
                                                       Registration No. 33-56277

                           WHITNEY HOLDING CORPORATION

                                   PROSPECTUS

                                  COMMON STOCK

                                 (No Par Value)

         This Prospectus relates to an aggregate of 39,555 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Whitney Holding Corporation (the "Company") that may be sold, from time to time, by Whitney National Bank, as trustee of the Whitney National Bank Retirement Plan (the "Selling Shareholder"). The Common Stock is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol "WTNY." Shares will be sold by the Selling Shareholder from time to time, in ordinary brokers' transactions through the Nasdaq at the price prevailing at the time of such sales. The commission payable will be the regular commission a broker receives for effecting such sales. Shares may also be offered in block trades, private transactions or otherwise. The net proceeds to the Selling Shareholder will be the proceeds received by it upon such sales, less brokerage commissions. The Company will receive no proceeds pursuant to the sale of Shares. Information regarding the Selling Shareholder is set forth herein under the heading "Selling Shareholder and Shares that may be Offered." All expenses of registration incurred in connection with this offering are being borne by the Company, but the brokerage and other expenses of sale incurred by the Selling Shareholder will be borne by the Selling Shareholder.

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or other jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         On January 16, 1998, the average of the high and low sale price of the Common Stock through the Nasdaq was $54.625 per share.

                          -----------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                          -----------------------------


                The date of this Prospectus is January 20, 1998.


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                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market System and the Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington D.C. 20007.

         Certain reports filed with the Commission by the Company are incorporated herein by reference. See "Documents Incorporated by Reference." Except as specified herein, no other portions of such reports are incorporated herein by reference and such other portions are not part of this Prospectus.

         This Prospectus omits certain information contained in the Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") on November 1, 1994, File No. 33-56277 (the "Registration Statement"). The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon his request, a copy of the information that has been incorporated by reference into the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Requests should be directed to Whitney Holding Corporation, Attention: Edward B. Grimball, 228 St. Charles Avenue, New Orleans, Louisiana 70130 or by telephone, (504) 586-7570.

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                                   THE COMPANY

         The Company is a Louisiana bank holding company registered pursuant to the Bank Holding Company Act of 1956. The Company became an operating entity in 1962 with Whitney National Bank ("WNB") as its only significant subsidiary. WNB, which has its headquarters in Orleans Parish, has been engaged in general banking business in the City of New Orleans since 1883. WNB was previously located solely in Louisiana but, effective January 1, 1998, became a multi-state bank by virtue of mergers with Whitney Bank of Alabama, Whitney National Bank of Florida and Whitney National Bank of Mississippi, its affiliate banks. WNB has 93 branch offices located throughout southern Louisiana, the coastal region of Mississippi, Mobile, Montgomery and the Alabama Gulf Coast, and the Pensacola area of Florida, as well as an international branch in Grand Cayman, British West Indies.

         WNB engages in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the issuance of credit cards, the performance of corporate, pension and personal trust services, investment services, and safe deposit rentals. WNB is also active as a correspondent for other banks. WNB renders specialized services of different kinds in connection with all of the foregoing. All material funds of the Company are invested in WNB.

         The Company and WNB and their related operations are subject to federal, state and local laws applicable to banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

               SELLING SHAREHOLDER AND SHARES THAT MAY BE OFFERED

         Except for Shares acquired as a result of stock dividends or stock splits, the Shares offered hereby were contributed to the Seller Shareholder by the Company prior to 1965 as part of the Company's retirement benefits for employees of the Company and WNB. At January 16, 1998, the Selling Shareholder owned 239,555 shares of Common Stock, representing 1.15% of the total outstanding shares of Common Stock. If the Selling Shareholder sells 39,555 Shares pursuant to this Prospectus, the Selling Shareholder will own 200,000 shares of Common Stock, representing less than one percent of the total outstanding shares of Common Stock.

         The Selling Shareholder may sell up to 39,555 Shares pursuant to this Prospectus in ordinary brokers' transactions through the Nasdaq Stock Market at the prices prevailing at the time of such sales. The commissions payable will be the regular commissions of brokers for affecting such sales. Sales may also be offered in block trades, private transactions or otherwise. The Company will pay all expenses in preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any Shares. The Selling Shareholder will pay all brokerage commissions. In connection with any sales, the Selling Shareholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

         The Company will supply the Selling Shareholder with reasonable quantities of prospectuses. There can be no assurances that the Selling Shareholder will sell any or all of the Shares offered by it hereunder.


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                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed pursuant to Section 13 of the Exchange Act.

         (2) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994.

         (3) The Company's Registration Statement on Form S-3 filed with the commission on November 1, 1994, filed No. 33-56277.

         (4) The description of the Company's capital stock set forth in the Company's report on Form 8-K filed with the Commission on January 19, 1996.

         All reports filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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